Exhibit 10.13

SERVICES AGREEMENT

by and between

ABACUS SYSTEMS SOLUTIONS LLC

AND

BRICKTOWN BREWERY RESTAURANTS LLC

Dated as of

July 1, 2016

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is entered into effective as of July 1, 2016, by and between ABACUS SYSTEMS SOLUTIONS, LLC, an Oklahoma limited liability company (“Abacus”), and BRICKTOWN BREWERY RESTAURANTS LLC, an Oklahoma limited liability company, its subsidiaries, affiliates, successors and assigns (“Client Company”). Service Provider and Client Company may be referred to in this Agreement separately as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, Client Company desires to receive certain administrative and support services from Abacus, subject to the terms and conditions described in this Agreement; and

WHEREAS, in order to assist Client Company in general operations, Abacus desires to provide such services to Client Company, subject to the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

SERVICES

SECTION 1.1 SERVICES.  Subject to the terms and conditions of this Agreement, Abacus, acting directly or through its Affiliates (as hereafter defined) or their respective employees, agents, contractors or independent third parties, (collectively the “Service Provider”) agrees to provide or cause to be provided to Client Company, its affiliates and its subsidiaries the services set forth on Exhibit “A” (with any additional services provided pursuant to Section 1.3 being collectively referred to as the “Services”). Client Company acknowledges and agrees that, except as may be expressly set forth in this Agreement as to a Service, Service Provider shall not be obligated to provide, or cause to be provided, any service or goods to Client Company. For purposes of this Agreement, “Affiliate” shall mean as to any person another person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person controlled, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this Agreement to the contrary, neither a Party nor any of its majority owned subsidiaries shall be deemed an Affiliate of the other Party. Abacus agrees that it shall be responsible and liable for all acts and omissions attributable to the performance of Services by Service Provider hereunder to the extent and only to the extent set forth in Section 4.1, whether performed by Abacus directly through its agent and employees or performed by its Affiliates or their respective employees, agents, contractor or independent third parties.

Services Agreement – Abacus to Bricktown Brewery

SECTION 1.2 SERVICE COORDINATORS.  Each Party will nominate a representative to act as its primary contact with respect to the provision of the Services as contemplated by this Agreement (collectively, the “Service Coordinators”). The current Service Coordinators for Service Provider and for Client Company shall be as set forth on Exhibit A. Unless otherwise agreed, all notices and communications relating to this Agreement other than those day to day communications and billings relating to the actual provision of the Services shall be directed to the Service Coordinators. The Service Coordinators for each of Service Provider and Client Company shall designate and update contact information for key contact personnel within their respective organizations for the primary Service functions of Accounting, Human Resources (“HR”), Licensing, Cash Management, and Information Technology (“IT”).

SECTION 1.3 ADDITIONAL SERVICES.  Subject to any limitations set forth in this Agreement and Exhibit “A”, Client Company may request additional Services from Service Provider by providing written notice. Upon the mutual written agreement as to the nature, cost, duration and scope of such additional Services, the Parties shall supplement in writing Exhibit “A” to include such additional Services. In accordance with Section 3.2, the Parties may discontinue one or more Services under this Agreement.

SECTION 1.4 EMPLOYEES, STANDARD OF PERFORMANCE AND LEGAL COMPLIANCE.

(a)   Service Provider shall cause its employees (collectively, the “Employees”) to devote such time and effort to the business of Client Company as shall be reasonably necessary to perform the Services; provided, that the Employees shall not be precluded from engaging in other business activities for or on behalf of Service Provider or its Affiliates. The Employees shall not receive any additional compensation from Client Company for holding any office, serving as an officer of Client Company or providing the Services without the prior written consent of Service Provider. All duties and services of the Employees shall be rendered at the offices of Service Provider subject to reasonable travel requirements. Unless otherwise expressly provided for in this Agreement, all matters pertaining to the employment of the Employees are the sole responsibility of Service Provider, which shall in all respects be the employer of such Employees. At no time shall the employees, agents and consultants of Service Provider, any independent contractors engaged by Service Provider and/or the employees of any such independent contractors be considered employees of Client Company. Service Provider shall be solely responsible for the retention and destruction (as needed) of all Employees records as well as the payment of all compensation, benefits and payroll taxes with respect to its Employees and shall indemnify, defend and hold harmless Client Company from any liability with respect thereto. This Agreement is not one of agency between Service Provider and Client Company, but one with Service Provider engaged independently in the business of providing services as an independent contractor. All employment arrangements are therefore solely Service Provider’s concern, and Client Company shall not have any liability with respect thereto except as otherwise expressly set forth in this Agreement.

Services Agreement – Abacus to Bricktown Brewery

(b)   The Services shall be performed with the same general degree of care as when performed within the Service Provider’s organization. In the event Service Provider fails to provide, or cause to be provided, the Services, the sole and exclusive remedy of Client Company shall be to, at Client Company’s sole discretion, either (i) have the Service performed until satisfactory, or (ii) not pay for such Service, or if payment has already been made, receive a refund of the payment made for such defective service; provided that in the event Service Provider defaults in the manner described in Section 3.3, Client Company shall have the further rights set forth in Section 3.3. The foregoing limitation shall not apply to any claim arising from the gross negligence or willful misconduct of Service Provider or its employees.

(c)   Service Provider further covenants and represents to Client Company that it shall comply in all material respect with all applicable laws, rules, regulations and requirements of any governmental body which may be applicable to the Services provided by Service Provider. Service Provider shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including all Services) under this Agreement and shall at all times comply with the terms and conditions of such permits, approvals and licenses. Service Provider shall notify Client Company’s Service Coordinator immediately upon receipt of notice of (i) any material threatened or pending governmental orders, proceedings or lawsuit involving Client Company or (ii) any material violations relating to the use or maintenance of Client Company’s assets.

(d)   Service Provider shall be entitled to rely on statements, books and records provided to it by the Client Company.

(e)   Client Company shall use best efforts to enable Service Provider to have authority to work with third parties on behalf of Client Company as required for Service Provider to perform the Services.

SECTION 1.5 CONFLICT WITH LAWS. Notwithstanding any other provision of this Agreement, Service Provider shall not be required to provide a Service to the extent the provision thereof would violate or contravene any applicable law. To the extent that the provision of any such Service would violate any applicable law, the Parties agree to work together in good faith to provide such Service in a manner which would not violate any law.

SECTION 1.6 EXCLUDED SERVICES. The Services to be provided hereunder do not include (a) legal services, (b) disclosure and reporting obligations under any applicable securities laws, (c) the preparation and/or filing of federal or state income tax or franchise tax returns, (d) filings to maintain good standing or qualification with a state (c) the preparation and/or filing of federal or state income tax or franchise tax returns, (e) the administration of or preparation and/or filing of any tax or other return for an employee benefit plan, such as a Form 5500, or (f) audit services. Except as specifically provided in Exhibit “A”, under no circumstances shall Service Provider be obligated to provide any Service requiring an opinion, advice or representation as to which liability may be created for such Service Provider due to claims from Client Company or any other person or entity, including any governmental authority (e.g., legal opinions or advice, tax opinions or advice, compliance opinions or advice), other than such customary representations as may reasonably be required by accountants in connection with the preparation of audited financial statements.

Services Agreement – Abacus to Bricktown Brewery

ARTICLE II

SERVICE CHARGES

SECTION 2.1 COMPENSATION. As compensation for the Services and any expenses reasonably incurred by Service Provider in providing the Services during the term of this Agreement, Client Company shall pay Service Provider as provided in Exhibit “A” or at such hourly rates or other amounts that are otherwise mutually agreed to in writing between the Parties.

SECTION 2.2 PAYMENT. Any amounts due to Service Provider from Client Company for the Services shall be due and payable in accordance with those terms set for in Exhibit “A”. All invoices should be paid in their entirety and any disputed charges should be stated in writing to Service Coordinator identified in Section 1.2 of this agreement.

SECTION 2.3 REQUIRED LICENSES. Except as specifically provided in Exhibit “A”, if the provision of any Service requires the Client Company to hold third-party licenses or other agreements relating to software, systems and/or processes ("Required Licenses"), Client Company shall obtain such Required Licenses at its own expense and at no cost to Service Provider; provided, that, upon request of the Client Company, Service Provider shall provide reasonable cooperation and assistance to Client Company in the procurement of such Required Licenses. If the Client Company s unable to obtain any such Required License, Service Provider and Client Company shall use reasonable efforts to establish alternative arrangements to provide the Service in the absence of such Required License; provided, that the Service Provider shall not be responsible for any interruption in or impairment of the Service relating to the establishment or terms of such alternative arrangements; and provided, further, that any portion of the Service requiring the use of such Required Licenses shall terminate in the event that the Service Provider and Client Company are, in the exercise of their reasonable efforts, unable to establish such alternative arrangements. Client Company shall be responsible for all costs and expenses associated with the establishment of such alternative arrangements or, if the relevant Parties fail to establish such alternative arrangements as specified above, any costs or expenses associated with or arising in connection with early termination of such Service. Service Provider shall not be obligated under this Services Agreement to provide the Service (or portion thereof) corresponding to such Required License during any period in which Client Company does not have such Required License.

ARTICLE III

TERM AND DISCONTINUATION OF SERVICES

SECTION 3.1 TERM.  The term of this Agreement shall be effective as of the date first written above and shall continue in force until the earlier of (i) three (3) years from the date of this Agreement or (ii) the termination of all Services in accordance with Section 3.3. Unless either party provides written notice not less than ninety (90) days prior to the end of the then current term that it elects to not continue this Agreement, then upon the expiration of that term, this Agreement shall be renewed for an additional three (3) year term.

Services Agreement – Abacus to Bricktown Brewery

SECTION 3.2 NO DISCONTINUATION OF SERVICES.  Neither Party may discontinue any individual Service during the term of this Agreement.

SECTION 3.3 TERMINATION.   Either Party may terminate this Agreement upon immediate written notice if the other Party is in material breach or default with respect to any term or provision of this Agreement and fails to cure the same within thirty (30) days of receipt of notice of such breach or default. Client Company’s right to terminate this Agreement as provided in this Section 3.3 and the rights set forth in Sections 1.4(b) and 4.1 shall constitute Client Company’s sole and exclusive rights and remedies for a breach by Service Provider under this Agreement including, but not limited to, any breach caused by an Affiliate of Service Provider or other third party providing a Service. The foregoing limitation shall not apply to any claim arising from the gross negligence or willful misconduct of Service Provider or its employees. Upon the termination of this Agreement by Client Company, Service Provider shall be entitled to immediate payment of any unpaid balance of any amounts due or to be due to Service Provider through the date of termination.

SECTION 3.4 FILES. Service Provider will maintain files related to those services that, in its sole judgment, determines are necessary for the conduct of this Agreement. After termination of this Agreement, Service Provider will maintain all files related to the services for one year. During the period in which Service Provider maintains the files, Client Company may request to examine the files and to copy documents in the files, up to not later than one year after termination of this Agreement, after which Service Provider may destroy the files in accordance with its then-existing records retention policy.

ARTICLE IV

LIABILITY AND INDEMNIFICATION

SECTION 4.1 BY SERVICE PROVIDER.  The liability of Service Provider to Client Company for any breach under this Agreement shall be as follows:

(a)      In the event of any error, defect or omission by Service Provider in providing any Service described in this Agreement, Service Provider shall, at Client Company’s request, without the payment of any further fees by Client Company, use its commercially reasonable best efforts to correct or cause to be corrected such error or defect or re-perform or cause to be re-performed such Service, as promptly as practicable.

Services Agreement – Abacus to Bricktown Brewery

(b) Except as stated in Subsection 4.1(a), Service Provider, and its members as well as their respective members, partners, directors, managers, officers, employees and agents shall have no liability for any damages, losses, deficiencies, obligations, penalties, judgments, settlements, claims, payments, fines, interest costs and expenses, including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys, accountants, consultants and other professionals fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder, (collectively, the “Losses”) to Client Company, its Affiliates or their respective shareholders, members, partners, directors, managers, officers, employees or agents with respect to any Services, except for Losses arising out of or resulting from the gross negligence or willful misconduct of Service Provider. Service Provider will indemnify, defend and hold harmless Client Company, its Affiliates and their respective shareholders, members, partners, directors, managers, officers, employees and agents from and against any Losses arising out of or resulting from such gross negligence or willful misconduct.

SECTION 4.2 BY CLIENT COMPANY.  Client Company shall indemnify, defend and hold harmless Service Provider, its Affiliates and their respective shareholders, members, partners, directors, managers, officers, employees and agents from and against any Losses arising out of or resulting from Service Provider providing the Services, except for Losses arising out of or resulting from the gross negligence or willful misconduct of Service Provider, its Affiliates or their respective shareholders, members, partners, directors, managers, officers, employees or agents or the items for which Service Provider may become liable pursuant to Subsection 4.1(a) above.

SECTION 4.3 MUTUAL LIMITATION. Save to the extent prohibited by law, the provisions of this Article IV set forth the entire liability of the parties to each other.

ARTICLE V

CONFIDENTIALITY

SECTION 5.1 CONFIDENTIALITY.  The Parties shall hold and shall cause their respective shareholders, members, partners, directors, managers, officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information (as hereafter defined); provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, Service Provider or Client Company, as the case may be, will be responsible, or (ii) to the extent any member of a Party is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law.

SECTION 5.2 PROTECTIVE ORDER.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to Section 5.1(ii) above, either Party, as the case may be, shall promptly notify the other Party of the existence of such request or demand and shall provide the other Party with a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed.

Services Agreement – Abacus to Bricktown Brewery

SECTION 5.3 CONFIDENTIAL INFORMATION DEFINED.  For purposes of this Agreement, “Confidential Information” shall mean any and all proprietary, technical or operational information, data or material of a Party of a non-public or confidential nature, whether marked as such or not, which has been disclosed by a Party to the other Party in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Party, (except to the extent that such Confidential Information can be shown to have been (a) in the public domain through no fault of a Party or (b) later lawfully is acquired by the Receiving Party from another source that does not have any confidentiality obligations to the other Party).

SECTION 5.4 INTELLECTUAL PROPERTY. All Work Product (as defined below) and intellectual property, including without limitation, recommendations, specifications, maps, cross-sections, technical data, drawings, plans, calculations, analyses, reports and other documents or digital information developed or prepared by Service Provider, its employees and contractors under the Agreement, shall become the property of Client Company. At Client Company's request, such intellectual property shall be delivered to Client Company upon completion of Service Provider's services under the Agreement. Service Provider shall disclose to Client Company, promptly and fully, without limitation, any and all useful ideas, concepts, methods, procedures, processes, improvements, prospects, discoveries, and the like (hereinafter collectively referred to as "Developments") of any nature, made, conceived, or first reduced to practice or use by Service Provider as a result of its performance under this Agreement. Unless covered by an appropriate agreement between any third party and Client Company, Service Provider shall not engage in any activities or use any third-party facilities or intellectual property in performing the services hereunder which could result in claims of ownership to any Developments being made by such third party. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Service Provider during the course of performing work for Client Company (collectively, the "Work Product") shall belong exclusively to Client Company and, to the extent possible, shall be considered a work made for hire for Client Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made for hire for Client Company, Service Provider agrees to assign, and hereby assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Service Provider may have in such Work Product. Upon request of Client Company, Service Provider shall take such further actions, including execution and delivery of declarations, instruments of conveyance, and the like for any applications or registrations Client Company may, at its expense, apply for and as may be appropriate to give full and proper effect to such assignments.

Services Agreement – Abacus to Bricktown Brewery

ARTICLE VI

FORCE MAJEURE

SECTION 6.1 PERFORMANCE EXCUSED.  Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the Party suspending such performance including, but not limited to, any act of God, fire, labor or trade disturbance, war, civil commotion, compliance in good faith with any law, unavailability of materials or other event or condition whether similar or dissimilar to the foregoing (each, a “Force Majeure Event”).

SECTION 6.2 NOTICE.  The Party claiming suspension due to a Force Majeure Event will give prompt notice to the other Party of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

SECTION 6.3 COOPERATION.  The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.1 CLIENT COMPANY.  Client Company represents and warrants to Service Provider that as of the date of this Agreement:

(a)   Client Company is an entity duly organized, validly existing, and in good standing under the laws of the state of its formation as described in Exhibit “A”, is duly qualified to do business in any state in which its activities require such qualification, and has full power and authority to execute, deliver, and perform this Agreement.

(b)   The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of Client Company and do not violate or conflict with its organizational documents, as amended, any material agreement to which Client Company or its assets are bound, or any provision of law applicable to Client Company.

(c)   All consents, authorizations and approvals of, and registrations and declarations with, any governmental authority necessary for the due execution, delivery, and performance of this Agreement have been obtained and are in full force and effect and all conditions thereof have been materially complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery, or performance of this Agreement.

(d)   This Agreement constitutes the legal, valid, and binding obligation of Client Company enforceable against Client Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Services Agreement – Abacus to Bricktown Brewery

SECTION 7.2 SERVICE PROVIDER.  Service Provider represents and warrants to Client Company that as of the date of this Agreement:

(a)   Service Provider is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and has full power and authority to execute, deliver, and perform this Agreement.

(b)   The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of the Service Provider and do not violate or conflict with its organizational documents, as amended, any material agreements to which Service Provider or its assets are bound, or any provision of law applicable to Service Provider.

(c)   All consents, authorizations and approvals of, and registrations and declarations with, any governmental authority necessary for the due execution, delivery, and performance of this Agreement have been obtained and are in full force and effect and all conditions thereof have been materially complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery, or performance of this Agreement.

(d)   This Agreement constitutes the legal, valid, and binding obligation of Service Provider enforceable against Service Provider in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 CONSTRUCTION RULES.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. Words used in the masculine or the feminine, where the context so permits, shall be deemed to mean the other and vice versa. The definitions of words in the singular in this Agreement shall apply to such words when used in the plural where the context so permits and vice versa, and the definitions of words in the masculine or feminine in this Agreement shall apply to such words when used in the other form where the context so permits and vice versa. Any reference to a section number in this Agreement shall mean the section number in this Agreement unless otherwise expressly stated. All exhibits attached to this Agreement are hereby incorporated by reference, and any reference to an exhibit in this Agreement shall mean the exhibit attached to this Agreement unless otherwise expressly stated. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

Services Agreement – Abacus to Bricktown Brewery

SECTION 8.2 NOTICES.  Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing, and (ii) be personally delivered or mailed by prepaid mail or overnight courier, or by confirmed facsimile transmission delivered or transmitted to the Party to whom such notice or communication is directed, to the address of such Party as follows:

To Client Company:	As provided in Exhibit “A”

To Service Provider:	Abacus Systems Solutions LLC
27 E. Sheridan Ave. Suite 200
Oklahoma, Oklahoma 73104
Attn: Jon B Edwards
Fax: (405) 778-6889

Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) three (3) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) working day after such notice or communication sent by overnight courier, or (iv) the day such notice or communication is faxed or sent electronically and the sender has received a confirmation of such fax or electronic transmission. A Party may, for purposes of this Agreement, change its address, fax number or the person to whom a notice or other communication is marked to the attention of, by giving notice of such change to the other Party pursuant hereto.

SECTION 8.3 ASSIGNMENT; BINDING EFFECT.  Neither Party may assign or delegate any of its respective rights, duties or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Party; provided, that the foregoing shall in no way restrict the performance of a Service by an Affiliate of Service Provider or a third party as otherwise allowed under this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

SECTION 8.4 NO THIRD PARTY BENEFICIARIES.  Except for those persons specifically set forth as indemnified parties in this Agreement, nothing in this Agreement is intended to or shall confer upon any party (other than the Parties) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no party (except as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement.

SECTION 8.5 AMENDMENT.  No amendment, addition to, alteration, modification or waiver of any part of this Agreement shall be of any effect, whether by course of dealing or otherwise, unless explicitly set forth in writing and executed by the Parties. If the provisions of this Agreement and the provisions of any purchase order or order acknowledgment written in connection with this Agreement conflict, the provisions of this Agreement shall prevail.

SECTION 8.6 WAIVER; REMEDIES.  The waiver by a Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of a Party to require strict performance of any provision of this Agreement shall not affect such Party’s right to full performance thereof at any time thereafter. No right, remedy or election given by any term of this Agreement or made by a Party shall be deemed exclusive, but shall be cumulative with all other rights, remedies and elections available at law or in equity. The Parties acknowledge that the rights created hereby are unique and recognizes and affirms that in the event of a breach of this Agreement irreparable harm would be caused, money damages may be inadequate and an aggrieved Party may have no adequate remedy at law. Accordingly, the Parties agree that the other Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce such Party's rights and the obligations of the other Party not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of a bond or other security).

Services Agreement – Abacus to Bricktown Brewery

SECTION 8.7 SEVERABILITY.  If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to the invalid, illegal, void or unenforceable provision while still remaining valid and enforceable and the remaining terms or provisions contained in this Agreement shall not be affected thereby.

SECTION 8.8 MULTIPLE COUNTERPARTS.  This Agreement may be executed in one or more counterparts, by facsimile or otherwise, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

SECTION 8.9 RELATIONSHIP OF PARTIES.  Notwithstanding the actual relationship between the Parties, this Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties.

SECTION 8.10 FURTHER ACTIONS.  From time to time, the Parties agree to execute and deliver such additional documents, and take such further actions, as may be requested or necessary to carry out the terms of this Agreement.

SECTION 8.11 REGULATIONS. All employees of Service Provider and its Affiliates shall, when on the property of Client Company, conform to the rules and regulations of Client Company concerning safety, health and security which are made known to such employees in advance in writing.

SECTION 8.12 ENTIRE AGREEMENT.  This Agreement and the exhibits constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes and cancels all prior agreements and understandings, either oral or written, between the Parties with respect to the subject matter hereof.

SECTION 8.13 CONSTRUCTION.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 8.14 DISPUTE RESOLUTION

(a) Notice of Dispute. If (i) a dispute or disagreement arises between the Parties with respect to any provision of this Agreement, including its interpretation or the performance of a Party under this Agreement or (ii) (A) the Client Company in good faith believes that a Service Provider breach has occurred or is reasonably likely to occur or (ii) the Service Provider in good faith believes that a Client Company breach has occurred or is reasonably likely to occur (each of the foregoing being a "Dispute"), either Party may, or the Party alleging such breach or potential breach shall, deliver written notice to the other Party. Such notice shall contain in detail the specific facts and circumstances relating to the Dispute. The respective Service Coordinators for each Party (or their designees) shall in good faith attempt to resolve the matter within a thirty (30) day period from the date of delivery of such notice. If either Service Coordinator intends to be accompanied by counsel at any meeting, such Service Coordinator shall give the other Service Coordinator at least three (3) business days' notice. All discussions and negotiations pursuant to this Subsection 8.14(a) shall be confidential and without prejudice to settlement negotiations.

Services Agreement – Abacus to Bricktown Brewery

(b) Mediation. If a Dispute is not resolved by the Service Coordinators during after the thirty (30) days provided in Subsection 8.14(a), either of the Parties may refer the matter to mediation. With respect to the mediation of any Dispute, the mediator shall be mutually agreed upon by the Parties, and such mediator will be instructed to:

(i) review the terms of the Dispute and the position of the Parties;

(ii) consider the terms of and context of this Agreement; and

(iii) render a non-binding report within sixty (60) days of the appointment of the mediator (the "Mediator's Report") or such later date as to which the Parties may agree.

The Parties shall consider the Mediator's Report and may mutually decide to make it a binding report. If the mediator is not able to facilitate a binding agreement between the Parties, the Dispute is not resolved to the satisfaction of the Parties as a result of the Mediator's Report or a mediator cannot be chosen mutually by the Parties, either Party may seek legal or equitable relief.

(c) Governing Law; Venue; Jurisdiction.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma. The Parties further agree that any dispute arising out of this Agreement shall be decided by either the state or federal court in Oklahoma County, Oklahoma. The Parties shall each submit to the jurisdiction of those courts and agree that service of process by certified mail, return receipt requested, shall be sufficient to confer said courts with in personam jurisdiction.

(d) ADR. Nothing in this Section 8.14 shall be construed to limit the parties’ choice of a mutually acceptable method of alternative dispute resolution in addition to the dispute resolution procedure outlined above.

Services Agreement – Abacus to Bricktown Brewery

SECTION 8.15 LIMITATION OF LIABILITY.  UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL OR EQUITABLE THEORY, WHETHER IN TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE, SHALL EITHER PARTY, ITS AFFILIATES OR THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOST MARKETING, LOST PROFITS, LOSS OF GOODWILL, LOSS OF DATA OR WORK STOPPAGE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY HAS BEEN ADVISED OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. WITH THE EXCEPTION OF LOSSES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SERVICE PROVIDER OR ITS EMPLOYEES, SERVICE PROVIDER’S TOTAL LIABILITY TO CLIENT COMPANY UNDER THIS AGREEMENT SHALL BE LIMITED TO, AND SHALL NEVER EXCEED, THE AMOUNT OF FEES RECEIVED FROM CLIENT COMPANY.

SECTION 8.16 DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WRITTEN, OR ORAL REGARDING THE SERVICES PROVIDED HEREUNDER INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE, CUSTOM, TRADE AND QUIET ENJOYMENT.

SECTION 8.17 WAIVER OF JURY TRIAL.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ISSUE TRIABLE BY A JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY MAY OTHERWISE ACCRUE. THE PARTIES ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

(REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

Services Agreement – Abacus to Bricktown Brewery

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the day and year first written above.

“CLIENT COMPANY”	BRICKTOWN BREWERY RESTAURANTS LLC,
an Oklahoma limited liability company

By:
	Name:	Buck Warfield
	Title:	President

“SERVICE PROVIDER”	ABACUS SYSTEMS SOLUTIONS LLC,
an Oklahoma limited liability company

By:
	Name:	Jon B. Edwards
	Title:	President and Manager

Services Agreement – Abacus to Bricktown Brewery

EXHIBIT “A” (Part 1)

SERVICES

Dated: July 1, 2016

(CLIENT COMPANY)

Bricktown Brewery Restaurants LLC – a Oklahoma limited liability company

(CLIENT COMPANY NOTICE ADDRESS)

Bricktown Brewery Restaurants LLC
1101 W. Waterloo Road
Edmond, OK 73205
Attn: Buck Warfield
Fax: (405)285-5027

SERVICE COORDINATORS

For Service Provider: Jon B. Edwards

For Client Company: Buck Warfield

SCHEDULE OF SERVICES

Service Provider personnel will provide consulting, technical and administrative services including, those activities required to provide the following services:

Accounting Services

o	Accounts Payable
●	Process invoices on a weekly basis.
●	Verify key information such as invoice date, invoice number, and amount.
●	Produce weekly check run reports to decision maker.
●	Cut checks based on feedback and approval from company decision maker.
●	Produce 1099’s each year based upon vendor information received from the company.
●	Produce AP aging report upon request from company decision maker.
●	Serve as primary point of contact for company vendors.
o	Sales Auditing
●	Verify and balance daily sales each week.
●	Confirm deposit amount to deposit ticket.
●	Confirm paid out amounts and categories to receipts.
●	Royalty reporting (if applicable)
●	Percentage rent reporting (if applicable)

Services Agreement – Abacus to Bricktown Brewery

o	Payroll
●	Weekly/bi-weekly/monthly processing from Client Company account
●	Payment choices (direct deposit, paycard or check)
●	Deduct federal, state, and local taxes
●	Deduct health, vision, and life insurance, and payments to 401(k), if any, based upon information from employer
●	Regular tax updates for state, local, and federal changes
●	W-2 processing (online reporting available)
o	Financial Reporting
●	Profit & loss statements delivered on an agreed upon day following the period end date.
●	Balance sheets
●	Cash flow statements
●	Intercompany accounting
●	Consolidation reporting
●	Budget comparison reports (upon request)
●	Ad hoc analysis reports (upon request)
●	Coordination and completion of financial reviews and audits by outside firms (if applicable)
●	Fixed asset account management and depreciation schedules
o	Tax and Compliance
●	Sales and Liquor Tax filing and payment in ordinary course
●	Manage state and local license application and renewal process
●	Maintain Lease database with renewal and option dates
●	Federal, State, and Local payroll tax filing and payment in ordinary course
o	Reconciliation
●	Period bank account reconciliations
●	Monthly reconciliations of key balance sheet accounts (to be agreed upon)
●	Quarterly reconciliations of all balance sheet accounts

Human Resources Services

o	Compliance
●	Coordinate Audit Services (401K, DOL)
●	EEOC Reporting (EE01)
●	Create/Update/Maintain Employee Handbooks (includes Annual Revision)
●	Create/Update/Maintain HR related Policies & Procedures
●	Create/Update/Manage Employee files/records

Services Agreement – Abacus to Bricktown Brewery

●	Manage State & Federal Compliance Poster Program (cost of posters not included)
●	Create/Select HR Compliance Training- Content Development & Train the Trainer (video costs if necessary not included)
o	Benefits
●	Provide strategic oversight of Benefits programs (competitive & comparative for industry and size, provider review/recommendation, ACA Compliance Management)
●	Benefits Process Administration

-Manage open enrollments and monthly newly eligible enrollments for each employee company (education, communication, materials, application processing, premium allocation, enter payroll deductions, carriers submission/forms, and paperwork/filing)

-Manage Eligibility, billing (reconciliation, adjustments), and COBRA notifications

- Customer Service (answering employees and dependents questions, provide materials)

-Compliance (complete census data for providers at annual, mid-year and as requested)

●	Manage Leave of Absence/FMLA tracking and compliance
●	Manage workers compensation & guest injury reporting to insurance companies
●	Manage vacation (inquiries on individual vacation accrued/used)
o	Performance Management
●	Create/Update/Maintain job descriptions for all positions
●	Create/Update/maintain forms for performance review, coaching, disciplinary action, and termination process and documentation
●	Provide training/support for managers on performance management
o	Employee Relations
●	Receive/investigate/recommend resolutions for employee complaints/issues (i.e. harassment, wrongful termination, unfair practice, wage & hour, etc.)
●	Assist with messaging/communication on employee related issues
●	Provide support/counseling/guidance for managers on all employee related issues
●	Manager training on HR related topic (i.e. interviewing, coaching, harassment, etc.)- Content development & GM audience delivery
o	Staffing/Recruiting
●	Process background checks for salaried managers & above (cost of report not included)
●	Process selection assessment via Batrus Hollweg (cost of assessment not included)

Services Agreement – Abacus to Bricktown Brewery

●	JobApp Administration/Service for maintaining applications, new hire paperwork, E-verify (when required by law or requested by Client Company)
●	Prepare offer letters for salaried employees
●	Salaried level search support (create/review job description)
o	HR Administration/Other
●	Process/Respond to all unemployment requests
●	Process/Respond to all summons/subpoenas
●	Process/Respond to wage verification/requests
●	Provide monthly turnover reporting
●	Acquisition support
●	Proved consulting to payroll provider on HR, DOL, DHS, etc. related issues and requests
●	Provide documentation on hand and situation overview to Client Company counsel on litigated HR matters
o	System & Tools
●	Administer Human Resource information system (Great Plains)
●	Talent Reef network – Administration (required)

Purchasing Services

o	Point of Contact for Broad Line Distributors
●	Communicate inventory needs- specified items, new menus, LTO’s
●	Address and oversee resolution of service level issues- out of stocks, deliver times
●	Monthly price audit- discrepancy report attached
●	Liaison between store level operations and distribution centers
o	Vendor/Manufacturer point of contact
●	Negotiate and maintain vendor purchasing agreements

-Guaranteed cost, rebates, market hedge purchases

●	Facilitate vendor rebate billing- rebate collection and distribution of rebates to restaurant concepts
●	Coordinate resolution of Quality Assurance issues
●	Maintain data base of all vendor programs
●	Coordinate savings via buying groups
o	Product R&D
●	Facilitate samples and cuttings of potential menu/LTO items
●	Advise of pricing and availability through distributors

Services Agreement – Abacus to Bricktown Brewery

IT Services

o	PCI Compliance
●	Coordinate with POS vendors- keep software up to date
●	Configure PCI DSS compliant Firewall rules (both parties recognize that adherence to PCI DSS compliant Firewalls and PCI-DSS best practices is not a guarantee against a network breach)
●	Maintain Self-Assessment Questionnaire
●	Administer required contracts for PCI DSS security scans
o	Corporate Network Connectivity
●	VPN to home office
●	Email/Microsoft Exchange
●	Paperless transactions
●	Remote backup
o	POS- Micros, Aloha, SoftTouch
●	Menu Programming
●	Hardware Support

-Configure and ship new equipment

- Refurbish old equipment

-Valuation/depreciation assessment

●	Hotline Support

-After hours and weekend support

-Work order/eTicket tracking system

●	Back Office Server

-Project Planning

1.	Specify equipment list
2.	Act as purchasing agent
3.	Build
4.	Test
5.	Stage/Ship

-Disaster recovery

●	Extended Service Contracts and POS Integration

-Loyalty

-Gift Card

o	CTUIT analytics
●	Project implementation planning and management
●	User Security and Maintenance
●	Training
o	Credit Card processing
●	Facilitate establishing contract with Payment Processor
●	Setup POS for use with Payment Processor
●	Troubleshoot transaction issues between POS and Payment Processor
●	Identify proper hardware, act as purchasing agent
o	Store Services
●	Internet Service Provider contracts
●	Phone Service Contracts
●	Technical Liaison to third party vendors

Services Agreement – Abacus to Bricktown Brewery

EXHIBIT “A” (Part 2)

SERVICE CHARGES

Dated: July 1, 2016

CLIENT COMPANY: Bricktown Brewery Restaurants LLC – an Oklahoma limited liability company

Compensation: Client Company shall pay Service Provider 2% of Net Sales. Net Sales shall be defined as actual revenues received and deposited, less refunds, by Client Company from business operations in the ordinary course of business.

Service Provider shall bill third party charges such as equipment, outside consultants and outside counsel at actual cost and provide documentation for such expenses. Service Provider will obtain prior approval from Client Company for any single expense item with a cost of $1,000.00 or more occurring in a given month. Service Provider’s allocable share of the monthly subscription service costs determined as the percentage that the number of Client Company authorized users of the service bears to the total number authorized users among Service Provider and other entities sharing the service.

Payment: Service Provider will draw payment by a pre-approved Automated Clearing House transaction (“ACH”) on the 15th day of each month for an amount equal to ninety percent (90%) of the estimated monthly payment for compensation and for those expenses reasonably incurred by Service Provider in providing the Services; Service Provider will draw payment for any remaining amount owed three (3) days after the end of each period. All invoices should be paid in their entirety and any disputed charges should be stated in writing to Service Coordinator for Client Company.

Services Agreement – Abacus to Bricktown Brewery